FIRST AMENDMENT TO PURCHASE AND ASSUMPTION AGREEMENT

This FIRST AMENDMENT TO PURCHASE AND ASSUMPTION AGREEMENT, made and entered into as of August 12, 2011 by and among the FEDERAL DEPOSIT INSURANCE CORPORATION, RECEIVER OF THE FIRST NATIONAL BANK OF OLATHE, OLATHE, KANSAS (the "Receiver"), ENTERPRISE BANK & TRUST, organized under the laws of the State of Missouri and having its principal place of business in CLAYTON, MISSOURI (the "Assuming Institution"), and the FEDERAL DEPOSIT INSURANCE CORPORATION, organized under the laws of the United States of America and having its principal office in Washington, D.C., acting in its corporate capacity (the "Corporation").

WITNESSETH:

WHEREAS, on August 12, 2011, the Chartering Authority closed The First National Bank of Olathe, Olathe, Kansas (the "Failed Bank") pursuant to applicable law and appointed the Corporation as Receiver thereof;

WHEREAS, on August 12, 2011, the parties hereto entered into a Purchase and Assumption Agreement (the "Agreement") whereby the Assuming Institution purchased certain assets and assumed certain deposit and other liabilities of the Failed Bank on the terms and conditions set forth in the Agreement; and

WHEREAS, the parties desire to amend the Agreement on the terms and subject to the conditions set forth in this First Amendment to Purchase and Assumption Agreement.

NOW, THEREFORE, in consideration of the mutual promises herein set forth and other valuable consideration, the parties hereto agree as follows:

1. The current SCHEDULE 3.2 to the Agreement is hereby amended by deleting in its entirety and replacing it with the following:

(j) capital stock of any Acquired Subsidiaries (subject to Section 3.2(b), and FHLB stock: Book Value Notwithstanding any other provision of this Agreement or of this Schedule 3.2 to the contrary, the purchase price for the Acquired Subsidiary Corporate Holdings II, LLC shall be negative $12,543,863.10.

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The First National Bank of Olathe, Olathe, Kansas
First Amendment to Purchase and Assumption Agreement

2. This First Amendment to Purchase and Assumption Agreement may be executed in any number of counterparts and by the duly authorized representatives of a different party hereto on separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same First Amendment to Purchase and Assumption Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Purchase and Assumption Agreement to be executed by their duly authorized representatives as of the date first written above but executed this 21st day of March, 2012.

FEDERAL DEPOSIT INSURANCE CORPORATION,
RECEIVER OF THE FIRST NATIONAL BANK OF
OLATHE, OLATHE, KANSAS
By: /s/ Daniel M. Bell
NAME: Daniel M. Bell
TITLE: Receiver-in-Charge
Attest:
’

FEDERAL DEPOSIT INSURANCE CORPORATION
By: /s/ Daniel M. Bell
NAME: Daniel M. Bell
TITLE: Attorney-in-Fact

ENTERPRISE BANK & TRUST
By: /s/ C. Duncan Burdette
NAME: C. Duncan Burdette
TITLE: Executive Vice-President

The First National Bank of Olathe, Olathe, Kansas
First Amendment to Purchase and Assumption Agreement